UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TILE SHOP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 22, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Tile Shop Holdings, Inc. (the “Company”) on Tuesday, July 22, 2014, at 10:00 a.m. (Central Time) at the Company’s headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, for the following purposes:

1.	To elect as Class II directors to hold office until the 2017 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Peter H. Kamin and Todd Krasnow.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To hold a non-binding advisory vote on named executive officer compensation (a “Say-on-Pay” vote).

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is May 30, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

/s/ Robert A. Rucker

Robert A. Rucker
Chief Executive Officer, President and Director

Plymouth, Minnesota
June 12, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in this proxy statement. If you received a proxy card and voting instructions by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON JULY 22, 2014:

The Proxy Statement and Fiscal 2013 Annual Report to Stockholders are
available at https://materials.proxyvote.com/88677Q

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1

EXPLANATORY NOTE	5

PROPOSAL 1 — ELECTION OF DIRECTORS	5

Directors and Nominees	6

Information Regarding the Board of Directors and Corporate Governance	7

Committees of the Board of Directors	9

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	13

Principal Accountant Fees and Services	14

Pre-Approval Policies and Procedures	14

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	15

EXECUTIVE COMPENSATION	15

Compensation Discussion and Analysis	15

Compensation Committee Report	19

Summary Compensation Table for Fiscal 2013	20

Grants of Plan-Based Awards for Fiscal 2013	21

Offer Letter Agreements	21

Equity Grants	22

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2013	23

Option Exercises and Stock Vested for Fiscal 2013	24

Pension Benefits	24

Nonqualified Deferred Compensation	24

Potential Payments Upon Termination or Change in Control	25

DIRECTOR COMPENSATION	25

Director Compensation Table for Fiscal 2013	26

Rule 10b5-1 Trading Plans	26

TRANSACTIONS WITH RELATED PERSONS	26

Business Combination	27

The Tile Shop Related Person Transactions	27

Fiscal Year 2014 Transactions	30

Policies and Procedures for Related Person Transactions	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34

FORM 10-K INFORMATION	34

OTHER MATTERS	34

v

TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2901

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Tile Shop Holdings, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, on Tuesday, July 22, 2014, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about June 12, 2014 to our beneficial owners and stockholders of record who owned our common stock at the close of business on May 30, 2014. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on May 30, 2014 will be entitled to vote at the Annual Meeting. On the record date, there were 51,241,127 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 30, 2014, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 30, 2014, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•

Election of the following two nominees recommended by the Board of Directors to be Class II directors and to hold office until the fiscal 2017 Annual Meeting of Stockholders: Peter H. Kamin and Todd Krasnow.

•

Ratification of the appointment by the Audit Committee of the Company’s Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	Approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers (a “Say-on-Pay” vote).

How do I vote?

You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, you may vote “For” or “Against” or abstain from voting. For the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to the meeting location, please call 763-852-2901.

•

If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 21, 2014, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 21, 2014, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 30, 2014. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014, and “For” the advisory vote on named executive officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2013 Annual Report to Stockholders are available at https://materials.proxyvote.com/88677Q.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

•	You may attend the Annual Meeting and vote in person; however, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of Class II directors, the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. Only “For” votes will affect the approval of this proposal.

•

To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive a “For” vote from the majority of shares present in person or by proxy at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have no effect on the approval of this proposal.

•

Proposal 3, regarding named executive officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

What are “broker non-votes”?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to have voted on a non-routine matter at the Annual Meeting and, therefore, have no effect on the election of directors in Proposal 1or the Say-on-Pay in Proposal 3, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker will have discretion to vote your shares on Proposal 2, because the ratification of auditor appointment is considered a routine matter. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 51,241,127 shares outstanding and entitled to vote. Thus, the holders of 25,620,564 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Proxies marked “Abstain” as well as broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are stockholder proposals due for the 2015 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be included in the Company proxy statement and related proxy and presented at the 2015 Annual Meeting must be submitted in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441, and received no later than February 12, 2015. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the 2015 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on March 24, 2015 and no later than the close of business on April 23, 2015 and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

EXPLANATORY NOTE

On August 21, 2012, Tile Shop Holdings, Inc., a Delaware corporation (the “TS Holdings”) consummated the transactions contemplated pursuant to that certain Contribution and Merger Agreement dated as of June 27, 2012, among TS Holdings, JWC Acquisition Corp., a publicly-held Delaware corporation (“JWCAC”), The Tile Shop, LLC, a privately-held Delaware limited liability company (“The Tile Shop”), and certain other parties. Through a series of transactions, The Tile Shop was contributed to and became a subsidiary of TS Holdings and TS Holdings effected a business combination with and became a successor issuer to JWCAC. These transactions are referred to herein as the “Business Combination.” Unless the context otherwise requires or as otherwise stated herein, all references herein to the “Company,” “Tile Shop,” “we,” “us” and “our” refer to The Tile Shop prior to completion of the Business Combination and TS Holdings following completion of the Business Combination, and all references to “JWCAC” refer to JWCAC prior to completion of the Business Combination.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, subject to the director’s earlier death, resignation or removal.

The term of office of the Class II directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee recommended to the Board, and the Board has set the number of Class II directors at two and has nominated Peter H. Kamin and Todd Krasnow for election at the Annual Meeting. Messrs. Kamin and Krasnow have been members of the Company’s Board since August 2012. Previously, each of Messrs. Kamin and Krasnow served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. If elected at the Annual Meeting, each of these nominees would serve until the 2017 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast in person or by proxy and entitled to vote on the election of directors. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above. If, prior to the meeting, it should become known that any of the nominees will be unwilling or unable to serve as a director after the meeting by reason of resignation, death, incapacity or other unexpected occurrence, the proxies will be voted “For” such substitute nominee as is determined by the Board or, alternatively, not voted for any nominee. The Board has no reason to believe that any nominee will withdraw or be unable to serve.

The following is a brief biography for the nominees for Class II director and each person whose term of office as a Class I or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position

Class I Directors:

Peter J. Jacullo III(2)(3)	59	Director

Adam L. Suttin(2)	46	Director

Class II Director Nominees:

Peter H. Kamin(2)(4)	52	Director

Todd Krasnow(3)(4)	56	Director

Class III Directors:

Robert A. Rucker	61	Chief Executive Officer and President; Director

William E. Watts(3)	61	Director; Chairman of the Board

(1)	As of the date of this proxy statement.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

Directors and Nominees

Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting

Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Kamin has served as managing partner of 3K Limited Partnership, an investment fund, since January 2012. Previously, Mr. Kamin was the founding partner of ValueAct Capital, an investment fund, from January 2000 to January 2012. Since June 2012, Mr. Kamin has been a director and member of the audit committee of Ambassadors Group, Inc., a publicly-traded educational travel company; since May 2012, Mr. Kamin has been a director and member of the governance committee of MAM Software Group, Inc., a publicly-traded provider of business automation and ecommerce solutions for the automotive aftermarket; and since April 2012, Mr. Kamin has been a director and member of the audit committee of Rand Worldwide, Inc., a provider of technology solutions and professional services to engineering and design companies. Mr. Kamin previously served on the board of directors and as a member of the audit committee of Adesa, Inc., a publicly-traded provider of vehicle auction and remarketing services, from April 2007 to December 2011; on the board of directors and as a member of the audit and compensation committees of Seitel, Inc., a publicly-traded provider of onshore seismic data to the oil and gas industry, from February 2007 to December 2011; and on the board of directors and as a member of the governance committee of Exterran Holdings, Inc., a provider of natural gas compression products and services, from January 2007 to September 2008. Mr. Kamin holds an M.B.A. from the Harvard University Graduate School of Business and a B.A. in Economics from Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly-traded companies and his substantial experience as an investor.

Todd Krasnow has served as a member of our Board since August 2012. Previously, Mr. Krasnow served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and as marketing domain expert with Highland Consumer Fund, a venture capital firm, since June 2007. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company, from June 2003 to January 2008, and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Since September 2005, Mr. Krasnow has served as a director of Carbonite, Inc., a publicly-traded provider of online backup solutions for consumers and small and medium sized businesses; since December 2005, Mr. Krasnow has served as chairman of Carbonite’s compensation committee; and since September 2009, he has served as a member of Carbonite’s audit committee. Mr. Krasnow is also a director of OnForce, Inc., an online marketplace that enables enterprises to hire information technology service professionals; and a member of the advisory boards of C&S Wholesale Grocers, Inc. and of Kids II, a manufacturer of baby and toddler products. Mr. Krasnow previously served as a director of Piedmont, Ltd., a Japanese storage company, which conducted business as Quraz, and which was sold in September 2013, and of Global Customer Commerce, Inc., an internet retailer of blinds and wall coverings which was sold in January 2014. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our Board due to his operating and management experience and his expertise in sales and marketing.

Directors Continuing In Office Until the 2015 Annual Meeting

Robert A. Rucker has been our Chief Executive Officer and president, and a member of our Board since June 2012. Previously, Mr. Rucker served as The Tile Shop’s Chief Executive Officer and president, and as a member of its board of managers. Mr. Rucker holds a B.E.S. in Psychology and History from the University of Minnesota. We believe that Mr. Rucker is qualified to serve on our Board based on his historic knowledge of The Tile Shop as its founder and his strategic vision for our Company.

William E. Watts has served as a member of our Board since August 2012. Previously, Mr. Watts served as vice president of JWC Acquisition Corp. Mr. Watts has been a partner of J. W. Childs Associates, L.P., a private equity investment firm, since June 2001. From 1991 to 2001, he was president and chief executive officer of General Nutrition Companies. Prior to being named president and chief executive officer, Mr. Watts held the positions of president and chief operating officer of General Nutrition, president and chief operating officer of General Nutrition Center, and senior vice president of retailing and vice president of retail operations of General Nutrition Center. Mr. Watts currently serves as non-executive chairman of the board of directors of Mattress Firm Holdings, Inc. and director of Brookstone, Inc. Previously, Mr. Watt served as non-executive chairman of the board of directors of JA Apparel Corp. (Joseph Abboud) from 2006 until 2013. Mr. Watts holds a B.A. in Social Science from the State University of New York at Buffalo. We believe that Mr. Watts is qualified to serve on our Board in light of his experience as a director of various companies and his experience as chief executive officer of a company with a well-known brand.

Directors Continuing In Office Until the 2016 Annual Meeting

Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately-held companies. Previously, Mr. Jacullo was a vice president and director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. He is currently a director of ANZ Terminals Pty Limited, an Australian-based independent operator of bulk liquid and gas storage facilities with facilities located in Australia and New Zealand, and of Magnatech International Inc., a provider of equipment for the hydraulic hose industry. Mr. Jacullo holds an M.B.A. from the University of Chicago and a B.A. in Economics from Johns Hopkins University. We believe that Mr. Jacullo is qualified to serve on our Board in light of the continuity that he provides on our Board and his experience as a professional investor.

Adam L. Suttin has served as a member of our Board since August 2012. Previously, Mr. Suttin served as president of JWC Acquisition Corp. Mr. Suttin co-founded J.W. Childs Associates, L.P., a private equity investment firm, in 1995 and is a partner of that firm. From 1989 to 1995, Mr. Suttin was an investment professional at Thomas H. Lee Company. He is currently a member of the board of directors of Brookstone, Inc., Sunny Delight Beverages Co., Esselte Ltd., Mattress Firm Holdings, Inc., and The NutraSweet Company. Previously, Mr. Suttin served as a director of JA Apparel Corp. (Joseph Abboud) from 2007 to 2013 and as a director of Advantage Sales & Marketing from 2006 to 2010. Mr. Suttin holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and a B.A.S. in Engineering from the Moore School of Engineering of the University of Pennsylvania. We believe that Mr. Suttin is qualified to serve on our Board in light of his experience as a co-founder of J.W. Childs and his experience as a director of various companies.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under the rules and regulations of the Nasdaq Stock Market, or Nasdaq, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, we have determined that Messrs. Jacullo, Kamin, Krasnow, Suttin, and Watts, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors will be “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing requirements and rules of Nasdaq. Mr. Rucker, the Company’s Chief Executive Officer and President, is not an independent director by virtue of his employment with the Company.

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer and President because we believe independent directors and management have different perspectives and roles in strategy development. The CEO and President is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO and President, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction of the Company by the CEO and President.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies, plans and arrangements. The Compensation Committee addresses risk by monitoring regulatory compliance with respect to compensation matters and by setting compensation in a manner that encourages accountability and is within the Company’s range of risk tolerance. The Compensation Committee does not undertake a formal “risk assessment.” The Audit Committee oversees our internal control, conducts a regular review of the Company’s policies and processes with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and oversees any transactions the Company may have with related persons, in order to manage risks relating to potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the composition and independence of the Board and matters covered by the Company’s Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee also oversees succession planning for senior executives, in order to manage transitions and the risk of an unplanned vacancy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance” heading. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by posting such information on our website at the web address and location specified above.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the Board. All communications should be made via our investor relations telephone number or email address, as listed below. Email subject lines should prominently indicate whether the message is intended for the full Board, for non-management directors or for a specific director, and the Company’s Secretary will forward the communications as indicated. If no director is specified, the communication will be forwarded to the entire Board.

Tile Shop Holdings, Inc. Investor Relations
Phone: (763) 852-2988
Email: investorrelations@tileshop.com

Director Attendance at Annual Meetings of Stockholders

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. All members of our Board attended the 2013 Annual Meeting of Stockholders.

Meetings of the Board of Directors

Our Board met ten times between the January 1, 2013 and December 31, 2013. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

Involvement in Certain Legal Proceedings

In October 2011, Mr. Kinder was involved in a domestic dispute (misdemeanor charge stayed) and a verbal altercation with police officers (pled guilty to a gross misdemeanor).

Committees of the Board of Directors

During the fiscal year ended December 31, 2013, the Board maintained three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides current committee membership for fiscal 2013 for each of the committees of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance

Robert A. Rucker

Peter J. Jacullo III	X	X

Peter H. Kamin	X*		X

Todd Krasnow		X*	X*

Adam L. Suttin	X

William E. Watts		X

*	Committee Chairperson

Below is a description of each committee of the Board as such committees are presently constituted. Members of the committees serve until their resignation from the committee or until otherwise determined by our Board. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, oversees our corporate accounting and financial reporting process, the audit of our financial statements, and our internal control processes. Among other matters, the Audit Committee evaluates our independent auditors’ qualifications, independence, and performance; determines the engagement, retention, and compensation of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee reviews and approves related person transactions and reviews and evaluates, on an annual basis, the Audit Committee charter and the committee’s performance. Our independent registered public accounting firm and management each periodically meet privately with our Audit Committee.

The current members of our Audit Committee are Messrs. Jacullo, Kamin, and Suttin, with Mr. Kamin serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Kamin is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. A description of Mr. Kamin’s experience is set forth above under “Proposal 1 – Election of Directors” Messrs. Jacullo, Kamin, and Suttin are independent directors as defined under the applicable rules and regulations of the SEC, Nasdaq and Public Company Accounting Oversight Board. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, a current copy of which is available at our website, www.tileshop.com, in the “Info – Legal/Investors– Investor Relations” section, under “Governance – Governance Documents.” The Audit Committee met thirteen times between January 1, 2013 and December 31, 2013.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management and the independent auditors;

(2)	discussed with the independent auditors the material required to be discussed by PCAOB Auditing Standard No. 16, Communications With Audit Committees, with and without management present; and

(3)

received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission.

Peter H. Kamin, Chair
Peter J. Jacullo III
Adam L. Suttin

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also reviews and makes recommendations to the Board with respect to director compensation and administers the issuance of stock options and other awards under our equity compensation plans. The Compensation Committee reviews and prepares the necessary compensation disclosures required by the SEC. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and the Committee’s performance.

The current members of our Compensation Committee are Messrs. Jacullo, Krasnow, and Watts, with Mr. Krasnow serving as the chair of the Committee. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, Nasdaq, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, a current copy of which is available at our website, www.tileshop.com, in the “Info – Legal/Investors– Investor Relations” section, under “Governance – Governance Documents.” The Compensation Committee met four times between January 1, 2013 and December 31, 2013.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. All executive compensation is based on assessments of executive performance, which are prepared by the Compensation Committee and submitted to the full Board for review and discussion. All Compensation Committee recommendations regarding director compensation are subject to approval by the full Board. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee; provided that the Compensation Committee is not permitted to delegate its responsibilities with respect to any executive compensation arrangements intended to comply with Section 162(m) of the Code by virtue of it being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act by virtue of being approved by a committee of “non-employee directors.”

No executive officers may be present during any Compensation Committee voting or deliberations with respect to our Chief Executive Officer’s compensation. Our Chief Executive Officer may, at the Compensation Committee’s discretion, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Jacullo, Krasnow, and Watts and consisted of these same members in the fiscal year ended December 31, 2013. None of our Compensation Committee members has ever been an executive officer or employee of the Company. In connection with the Business Combination, each of Messrs. Jacullo, Krasnow and Watts received compensation from and entered into agreements with the Company as described in “Transactions with Related Persons.” None of our executive officers currently serves, nor in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our Board and committees thereof. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee, and oversees the Board of Director self-evaluation process. Additionally, the Nominating and Corporate Governance Committee reviews and evaluates, on an annual basis, the Nominating and Corporate Governance Committee charter and the Committee’s performance.

The current members of our Nominating and Corporate Governance Committee are Messrs. Kamin and Krasnow, with Mr. Krasnow serving as the chair of the Committee. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of Nasdaq. The Nominating and Corporate Governance Committee operates under a written charter, a current copy of which is which is available at our website, www.tileshop.com, in the “Info – Legal/Investors– Investor Relations” section, under “Governance – Governance Documents.” The Nominating and Corporate Governance Committee met one time between January 1, 2013 and December 31, 2013.

The Nominating and Corporate Governance Committee considers the following criteria, among other criteria that it deems appropriate, in recommending candidates for service on the Board:

•	Personal and professional integrity;

•

Experience in corporate management, such as service as an officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company;

•	Experience in the Company’s industry;

•	Experience as a member of the board of directors of another publicly held company;

•	Academic expertise in the area of the Company’s operations;

•	Practical and mature business judgment, including the ability to make independent analytical inquires; and

•

The manner in which a candidate’s appointment to the Board would impact the overall composition of the Board with regard to diversity of viewpoint, professional experience, education, skill, race, gender and national origin.

In assessing director candidates, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To nominate a director for the 2015 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441 not later than the close of business on April 23, 2015 nor earlier than the close of business on March 24, 2015, provided, however, that in the event that the date of the 2015 Annual Meeting is advanced more than 30 days prior to July 22, 2015 or delayed more than 70 days following July 22, 2015, such notice must be received by the Company no earlier than 120 days prior to the 2015 Annual Meeting and no later than the later of 70 days prior to the date of the 2015 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting was first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “For” each of the nominees to the Board set forth in this Proposal 1. Under our Bylaws, the election of each nominee requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective April 9, 2013, the Audit Committee approved the dismissal of Deloitte as the Company’s independent registered public accounting firm, and engaged Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm effective immediately. Deloitte’s audit reports on the consolidated financial statements of the Company and subsidiaries as of December 31, 2011 and 2012 and for each of the years in the two-year period ended December 31, 2012 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and 2012 and the subsequent interim period through April 9, 2013 there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in connection with its reports. During the fiscal years ended December 31, 2011 and December 31, 2012 and the subsequent interim period through April 9, 2013 there were no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v), other than:

•

On Form 10-K for the fiscal year ended December 31, 2011, the Company reported the existence of a material weakness in its internal control over financial reporting relating to deficiencies in the financial statement close process. Specifically, the Company lacked sufficient personnel with requisite competencies within its finance function for a company of its size and complexity and did not maintain financial close processes, procedures, and reporting systems that were adequately designed to support the accurate and timely reporting of its financial results. The Company reported the remediation of this material weakness in Item 9A of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•

On a Form 8-K dated February 18, 2013, the Company reported that its previously-issued financial statements for the three and nine months ended September 30, 2012 contained a misstatement relating to its accounting for outstanding common stock purchase warrants, and on a Form 10-Q/A filed March 18, 2013 restated such financial statements. As a result of the restatement, on Form 10-K for the fiscal year ended December 31, 2012 the Company reported the existence of a material weakness in its internal control over financial reporting relating to its identification and analysis of the complex accounting and financial reporting attributes associated with certain non-routine transactions such as the Company’s common stock purchase warrant agreements, including not utilizing qualified external experts to supplement internal resources. The Company implemented additional procedures to remediate the material weakness , which included (1) developing a common process for identifying non-routine events and transactions that may require the involvement of subject matter experts, (2) developing a common methodology for assessing the accounting, disclosure and reporting implications surrounding non-routine transactions, (3) increasing our critical analysis of the guidance and recommendations provided by subject matter experts and (4) developing an appropriate concluding framework that enables management to consider all relevant input in arriving at a conclusion. Management believes the efforts effectively remediated the material weakness as of December 31, 2013.

During the fiscal years ended December 31, 2011 and December 31, 2012 and the subsequent interim period through April 9, 2013, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company or oral advice was provided that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement as defined in (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is defined in (a)(1)(v) of Item 304 of Regulation S-K.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young, LLP our principal accountants for the fiscal year 2013 and Deloitte & Touche, LLP our principal account for the fiscal year 2012:

	2013	2012
Audit Fees(1)	$435,000	$266,000
Audit-Related Fees(2)	34,600	753,000
Tax Fees(3)	5,132	14,500
All Other Fees(4)	—	—
	$474,732	$1,033,500

(1)

Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Total Audit Fees for 2013 also includes $135,000.00 billed to the Company for the 2013 audit subsequent to the Form 10-K previously filed.

(2)	Audit-Related Fees includes fees for services rendered in connection with the filing of registration statements with the SEC, and the issuance of accountant consents and comfort letters.
(3)	Tax Fees consist of fees billed in the indicated year for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work that is not included within the above category descriptions.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. Notwithstanding the foregoing, separate Audit Committee pre-approval shall not be required (a) if the engagement for services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor (the “Pre-Approval Policy”) as to matters within the scope of the Pre-Approval Policy or (b) for de minimus non-audit services that are approved in accordance with applicable SEC rules. The Audit Committee has determined that the rendering of the services other than audit services by its principal accountant is compatible with maintaining the principal accountant’s independence. All services rendered by the Company’s independent auditors were preapproved by our Audit Committee expressly or pursuant to the Pre-Approval Policy.

VOTE REQUIRED

The Board recommends that you vote “For” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a nonbinding advisory basis regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at last year’s annual stockholder meeting, the Company has determined to hold annual advisory votes on the compensation of the named executive officers.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2013 Summary Compensation Table and the other related tables and disclosure.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the vote on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers in this Proposal 3, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “For” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and decisions with respect to the compensation of our executive officers and employees who are named in the “2013 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. Our executive compensation philosophy as a publicly traded company differs from our historical compensation philosophy as a privately-held company, and our Compensation Committee engages in ongoing review and evaluation of our compensation philosophy and structure. The “named executive officers,” to whom this discussion applies are:

•	Robert A. Rucker, chief executive officer;

•	Chris Homeister, chief operating officer;

•	Timothy Clayton, chief financial officer;

•	Joseph Kinder, senior vice president – operations; and

•	Carl Randazzo, senior vice president – retail.

All of our named executive officers served as executive officers during the entire 2013 fiscal year, with the exception of Chris Homeister, who joined the Company in October 2013.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills, and performance ensure our continued success; and

•	ensure that total compensation is fair, reasonable, and competitive.

Prior to completion of the Business Combination in August 2012, the compensation for our named executive officers consisted of (i) base salary, (ii) performance bonus, (iii) phantom equity units, (iii) perquisites and health and welfare benefits, and (v) 401(k) plan retirement savings opportunities. Effective immediately prior to the consummation of the Business Combination, we terminated our Deferred Compensation Plan, pursuant to which we previously granted phantom equity units. We made a lump-sum cash payment to each former holder of phantom equity units, including certain of our named executive officers, on August 20, 2013, in full satisfaction of all phantom equity units previously held by such individuals.

Effective upon consummation of the Business Combination, we adopted an equity award plan, and made grants to certain of our named executive officers thereunder. For a further description of the plan, see “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Components — 2012 Omnibus Award Plan” beginning on page 17 of this proxy statement.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our executive officers has not been, and may not be, compensated with all individual compensation elements, we believe that the compensation provided to each individual executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

We review executive compensation at least annually, including evaluating our philosophy and compensation programs as circumstances require. As part of this review process, we expect to apply the values and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and that it is meeting our retention objectives in light of the cost to us if we were required to replace a key employee. In addition, we consider the results of non-binding advisory votes on executive compensation, commonly referred to as “say-on-pay” votes. At our 2013 Annual Meeting of Stockholders, we held a say-on-pay vote on the compensation of our named executive officers as described in the proxy statement for that meeting. Stockholders approved the compensation of the named executive officers by a favorable vote of approximately 99% of votes cast, including abstentions. We are mindful of the opinions of our stockholders and considered these results when deciding to retain our general compensation philosophy and core objectives for the upcoming fiscal year.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives. As a result of the assessment by our Board of Robert Rucker’s roles and responsibilities, there is and has been a significant compensation differential between his compensation levels and those of our other named executive officers.

Executive Compensation Program Components

Base Salary.  Base salaries of our named executive officers are initially established through arm’s-length negotiation at the time an executive is hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Board, and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity or equity-linked interests, and the amounts paid to an executive officer’s peers within our Company. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board of Directors with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

In anticipation of the consummation of the Business Combination in August 2012, we entered into offer letter agreements with each of Messrs. Rucker, Clayton, Kinder and Randazzo, which provide for annual base salaries of $303,991, $200,000, $200,000, and $200,000, respectively. Pursuant to the terms of his offer letter, Mr. Rucker’s base salary increased to $500,000 effective January 1, 2013. We entered into an offer letter agreement in connection with hiring Mr. Homeister in October 2013, which provides for an annual base salary of $300,000. For a further description of these offer letter agreements, see “Executive Compensation — Offer Letter Agreements” beginning on page 21 of this proxy statement.

The actual base salaries earned by all of our named executive officers in 2013, 2012 and 2011 are set forth in the “Summary Compensation Table.” In February 2014, the Compensation Committee approved increases to the base salaries of Messrs. Clayton, Kinder and Randazzo, to $208,000 each, on an annualized basis.

2012 Omnibus Award Plan.  In June 2012, our Board and stockholders adopted an equity award plan, which became effective upon the consummation of the Business Combination. The principal purpose of the equity award plan is to attract, retain, and motivate selected employees, consultants, and directors. As initially adopted, the equity award plan provided for stock-based compensation awards. In February 2013, the Compensation Committee and the Board amended the equity award plan to authorize grants of performance-based awards. At the same time, the plan was renamed the 2012 Omnibus Award Plan (the “Omnibus Plan”). The Compensation Committee of our Board administers the Omnibus Plan, subject to the right of our Board to assume authority for administration or delegate such authority to another committee of the Board. Awards under the Omnibus Plan may be granted to individuals who are then our officers, employees, directors, or consultants or are the officers, employees, directors, or consultants of our subsidiaries.

Under the Omnibus Plan, 2,500,000 shares of our common stock were initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options and restricted stock awards. As initially adopted, the number of shares initially reserved for issuance or transfer pursuant to awards under the Omnibus Plan would increase on the first day of each calendar year beginning in 2013 and ending in 2022, in an amount equal to the least of (A) 2,500,000 shares, (B) six percent (6%) of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, and (C) such smaller number of shares of common stock as determined by our Board. In February 2013, the Compensation Committee and the Board acknowledged that 2,500,000 shares of common stock were added to the Omnibus Plan reserve effective January 1, 2013 in accordance with the automatic share increase provision, and amended the Omnibus Plan to eliminate the automatic share increase for subsequent years.

In the event of a change of control, as such term is defined in the Omnibus Plan, the administrator may, in its sole discretion, accelerate vesting of awards issued under the Omnibus Plan such that 100% of any such award may become vested and exercisable. Additionally, the administrator has complete discretion to structure one or more awards under the Omnibus Plan to provide that such awards will become vested and exercisable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the Omnibus Plan and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions.

As of December 31, 2013, 2,505,813 shares of common stock were subject to outstanding awards pursuant to the Omnibus Plan.

The types of awards we intend to grant under the Omnibus Plan are as follows:

Cash Performance Awards.  Historically, annual cash bonuses have been awarded to our named executive officers when The Tile Shop’s board of managers or our Chief Executive Officer determined that such bonuses were merited in light of corporate performance.

During 2011 and 2012, Mr. Rucker was awarded an annual cash bonus in an amount sufficient to provide him with total actual after-tax bonus compensation equal to 3% of our net income, inclusive of the bonus compensation and associated tax adjustment payable to him, for the corresponding period. Our other named executive officers were historically awarded annual cash bonuses in an amount determined by our Chief Executive Officer and approved by our Board or The Tile Shop’s board of managers, as applicable, reflecting (i) our annual operating performance, (ii) our year-over-year operating growth, (iii) attainment of individual and corporate goals, and (iv) other discretionary factors deemed relevant.

In February 2013, the Board and the Compensation Committee of the Board adopted specific performance targets and payout levels for each executive officer for fiscal year 2013. Mr. Rucker is eligible to earn target cash incentive compensation equal to 100% of his base salary and each of Messrs. Clayton, Kinder, and Randazzo is eligible to earn target cash incentive compensation equal to 50% of their base salary, based on our Adjusted EBITDA for the year. The target incentive compensation is payable if we achieve the Adjusted EBITDA target set forth in our budget. Each of Messrs. Rucker, Clayton, Kinder, and Randazzo is entitled to receive a partial incentive payment if we achieve at least 85% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieve 115% of our budgeted Adjusted EBITDA and attain targeted sales goals. Similarly, pursuant to his Offer Letter Agreement, Mr. Homeister is eligible to earn target cash incentive compensation equal to 50% of his base salary based on our earnings for the applicable year, which may be measured in the discretion of the Compensation Committee based on one or more of Earnings Per Share, Net Income or Adjusted EBITDA. Mr. Homeister is entitled to receive a partial incentive payment if we achieve at least 85% of our budgeted earnings, and an incentive of up to double the target incentive amount if we achieve 115% of our budgeted earnings. For the 2013 fiscal year, Mr. Homeister’s cash incentive arrangement was pro-rated for the partial year during which he was employed with the Company. The Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards. Accordingly, in 2014 the Compensation Committee approved incentive awards in the amount of $30,000 to each of Messrs. Homeister, Clayton, Kinder and Randazzo, partially based on the forgoing performance measures and partially based on discretion.

The actual cash bonuses earned by all of our named executive officers in 2013, 2012 and 2011 are set forth in the “2013 Summary Compensation Table.”

In February 2014, the Compensation Committee determined to continue the same cash incentive award structure and performance measures as used in 2013, adjusted to reflect performance targets that correspond to the fiscal 2014 budget.

Equity and Equity-Linked Incentives.  Historically, in order to align the interests of our named executive officers with those of our stockholders, we granted certain of our employees and each of our named executive officers, other than Mr. Rucker, phantom equity units pursuant our Deferred Compensation Plan that were payable in cash based on the appreciation in the value of The Tile Shop’s Common Units. Due to Mr. Rucker’s significant beneficial equity interest in The Tile Shop, The Tile Shop’s board of managers determined that it was not necessary or appropriate to grant Mr. Rucker any such phantom equity units. The phantom equity units granted to The Tile Shop’s other executives were fully-vested upon grant and payable to the holders thereof upon the earlier of (i) the tenth or fifteenth anniversary of the date of grant, as applicable, or (ii) immediately prior to a change of control of The Tile Shop. Upon the occurrence of either such event, the holder of each unit of phantom equity is entitled to receive, in respect of each such unit, a payment in cash equal to the change in the fair market value of The Tile Shop’s Common Units between the date of grant and (a) the last day of the fiscal year immediately preceding the tenth or fifteenth anniversary of the date of grant, as applicable, or (b) the date of the change of control, as applicable. At all times from January 1, 2009 until the termination of our Deferred Compensation Plan in connection with the consummation of the Business Combination, Messrs. Kinder and Randazzo each held 300,000 phantom equity units of The Tile Shop. Effective immediately prior to the consummation of the Business Combination, we terminated our Deferred Compensation Plan. We made a lump-sum cash payment to each former holder of phantom equity units, including a $2,060,000 payment to each of Messrs. Kinder and Randazzo, on August 20, 2013, in full satisfaction of all phantom equity units previously held by such individuals.

Going forward, we intend to continue to use equity incentive awards pursuant to our Omnibus Plan to link the interests of our named executive officers with those of our stockholders. The Omnibus Plan provides that the administrator may grant or issue stock options and restricted stock or any combination thereof. Stock options may be either nonqualified stock options or incentive stock options. We expect vesting of these equity incentive awards to be dependent in whole or in part on continued employment, in order to encourage the retention of our named executive officers through the vesting period of the awards. In some cases, vesting may also be partially based on the annual appreciation of our common stock. In determining the size of inducement and ongoing equity awards to our named executive officers, our Compensation Committee considers a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies. The Compensation Committee also intends to consider the foregoing factors for future awards.

In 2013, we granted 50,000 shares of restricted common stock and 200,000 incentive stock options to Chris Homeister pursuant to the Omnibus Plan, both of which are subject to time-based vesting over a four-year period. The equity grants made to our named executive officers in 2013 are set forth in the “Grants of Plan Based Awards for Fiscal 2013” table and are discussed in the “Equity Grants” section of this item.

To date in 2014, we have granted options or issued an aggregate of 105,000 shares of the Company’s common stock to named executive officers under the Omnibus Plan. See the subsection below entitled “Equity Grants”. We do not have any securities ownership requirements for our named executive officers.

Retirement Savings.  All of our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) Retirement Plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2013 (or $23,000 for employees over 50), and to have the amount of this reduction contributed to the 401(k) plan. In 2013, 2012 and 2011, we made a matching contribution of $0.25 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all previous and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites.  From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreement. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Tax Considerations.  Our Board considers the potential effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and each of the next three most highly compensated executive officers (other than the Chief Financial Officer, if any), unless the compensation is “performance based” or based on another available exemption. Prior to being a publicly-held corporation, The Tile Shop’s board of managers did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. The restricted stock granted to Mr. Rucker in August 2012 was not “performance based,” and the restricted stock granted to Mr. Homeister in October, 2013 was not “performance based.” We expect that our Compensation Committee will, where reasonably practicable, seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m), including by awarding stock options that satisfy the “qualified performance-based compensation” exception by virtue of being approved by a qualifying compensation committee of two or more outside directors, being issued pursuant to an underlying plan that sets the maximum number of shares that can be granted to any person within a specified period and compensating recipients based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). In approving the amount and form of compensation for our executive officers in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation.  In 2011 and 2012, we provided Mr. Rucker, with a “gross-up” or reimbursement payment in the amount of $844,225 and $782,444, respectively, for tax liability relating to the cash incentives he earned in those years. We have not provided any named executive officer with any “gross-ups” relating to tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, nor are otherwise obligated, to provide any executive officer with any “gross-up” or other reimbursement in the future. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider received “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee of the Board:
Todd Krasnow, Chairman
Peter J. Jacullo III
William E. Watts

Summary Compensation Table for Fiscal 2013

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2011 through December 31, 2013 by each of the Named Executive Officers for each year in which each was a Named Executive Officer:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Robert A. Rucker	2013	500,000	—	—	—	—	—	500,000
Chief Executive Officer	2012	303,991	—	2,762,500	—	1,936,983	847,075	5,850,549
	2011	262,302	—	—	—	1,032,971	788,144	2,083,417
Chris Homeister(3)	2013	75,000(4)	—	1,447,000	2,740,180	30,000	—	4,292,180
Chief Operating Officer	—	—	—	—	—	—	—	—
Timothy Clayton(6)	2013	200,000	—	—	—	30,000	—	230,000
Chief Financial Officer	2012	66,667	39,690	—	1,102,993	—	—	1,209,350
Joseph Kinder	2013	200,000	—	—	—	30,000	—	230,000
Senior Vice President –	2012	192,970	112,660	—	1,654,383	—	—	1,960,013
Operations	2011	162,000	91,345	—	—	—	—	253,345
Carl Randazzo	2013	200,000	—	—	—	30,000	—	230,000
Senior Vice President – Retail	2012	178,375	118,834	—	1,654,383	—	—	1,951,592
	2011	162,000	135,227	—	—	—	—	297,227

(1)

The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 11 to our consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the 2013 fiscal year, filed with the Securities and Exchange Commission on February 28, 2014.

(2)

The amount under “All Other Compensation” for Mr. Rucker for fiscal 2011 includes $782,444 in tax “gross-ups” related to Mr. Rucker’s non-equity incentive plan compensation and $5,700 in insurance premium payments made on behalf of Mr. Rucker. The amount under “All Other Compensation” for Mr. Rucker for fiscal 2012 includes $844,225 in tax “gross-ups” related to Mr. Rucker’s non-equity incentive plan compensation and $2,850 in insurance premium payments made on behalf of Mr. Rucker.

(3)	Mr. Homeister was not a named executive officer in fiscal 2011 or fiscal 2012.

(4)	Includes pro rata compensation received by Mr. Homeister for services as Chief Operating Officer from October 1, 2013 through December 31, 2013.

(5)	Mr. Clayton was not a named executive officer in fiscal 2011.

(6)	Includes compensation received by Mr. Clayton for services as Chief Financial Officer since August 21, 2012.

Grants of Plan-Based Awards for Fiscal 2013

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2013:

Name	Grant Date	Estimated future payouts under equity incentive plan awards Target (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Chris Homeister	10/1/2013	—	50,000	—		—	1,447,000
	10/1/2013	—	—	200,000	(1)	28.94	2,740,180

(1)	Represents options to acquire shares of common stock. These options will vest and become exercisable in four equal annual installments beginning on October 1, 2014, based on continued service.

Offer Letter Agreements

In June 2012, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Rucker setting forth the terms and conditions of his employment effective upon consummation of the Business Combination. The offer letter agreement provided for an annual base salary of $303,991 for the remainder of the 2012 fiscal year and provides for an annual base salary of $500,000 for the 2013 fiscal year. In future years, Mr. Rucker’s base salary will be subject to increases and modifications as determined by our Board and its Compensation Committee. Pursuant to the offer letter agreement, Mr. Rucker is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns with good reason, subject to execution of a full release in our favor. In such an event, Mr. Rucker is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Rucker is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

In June 2012, as the result of arm’s length negotiations, we entered into offer letter agreements with each of Messrs. Kinder and Randazzo, setting forth the terms and conditions of each such individual’s respective employment effective upon consummation of the Business Combination. The offer letter agreements provide for annual base salaries of $200,000 for each of Messrs. Kinder and Randazzo, subject to increases and modifications as determined by our Board and its Compensation Committee. Pursuant to the offer letter agreements, each of Messrs. Kinder and Randazzo is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, each of Messrs. Kinder and Randazzo is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, each of Messrs. Kinder and Randazzo is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or is constructively terminated prior to the first anniversary of the change of control.

In July 2012, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Clayton setting forth the terms and conditions of his employment, effective upon consummation of the Business Combination. The offer letter agreement provides for an annual base salary of $200,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Clayton’s current base salary is $200,000. Pursuant to the offer letter agreement, Mr. Clayton is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, Mr. Clayton is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Clayton is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

In October 2013, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Homeister setting forth the terms and conditions of his employment, effective as of October 1, 2013. The offer letter agreement provides for an annual base salary of $300,000, in addition to cash bonus compensation by achieving target performance determined by our Compensation Committee. Pursuant to the offer letter agreement, Mr. Homeister is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, Mr. Homeister is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Homeister is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

In connection with their offer letter agreements, each of Messrs. Rucker, Clayton, Kinder, Randazzo, and Homeister agreed not to compete, directly or indirectly, with us or solicit any of our employees or business contacts during the term of his employment and for a period of two years, one year, one year, one year, and one year thereafter, respectively. Notwithstanding the foregoing, we may, at our election, extend the term of the non-compete and non-solicit obligations to which Messrs. Clayton, Kinder, and Randazzo are subject to be for a period of two years following termination of employment; provided, that we provide the applicable individual with continued payment of his base salary for twelve months (in lieu of six months) and an additional payment in an amount equal to twelve times (in lieu of six times) our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination.

Equity Grants

In August 2012, upon the consummation of the Business Combination, Messrs. Kinder, Randazzo, and Clayton received initial grants of options to purchase 330,000, 330,000, and 220,000 shares of our common stock, respectively, at an exercise price per share of $10.00. Two-thirds of the total number of shares subject to each such stock option grant are subject to vesting in equal annual installments over four years from the date of grant, based only upon the applicable executive officer’s continued service to us, and one-third of the total number of shares subject to each such stock option grant are subject to vesting in equal annual installments over four years from the date of grant, based both on the appreciation in the price of our common stock and continued service to us. The portion of stock option grants tied to appreciation in the price of our common stock will vest on each anniversary of the date of grant if the trading price of our common stock has increased by at least 20% over the applicable one-year period. The increase will be measured by reference to the average closing price on the Nasdaq Stock Market of our common stock over the 30 trading days immediately preceding the date of grant or anniversary date thereof, as applicable. We believe that these vesting schedules will appropriately encourage long-term employment with us while allowing our executives to realize compensation in line with the value that they create for our stockholders.

In August 2012, upon the consummation of the Business Combination, we also granted to Mr. Rucker an award of 250,000 restricted shares of our common stock. The risk of forfeiture for such shares will lapse as to one-third of the total number of shares of common stock on each of December 31, 2013, 2014, and 2015, subject to Mr. Rucker’s continued service as an employee, officer, or director of our Company.

In October 2013, in connection with his Offer Letter Agreement, we granted Mr. Homeister 50,000 shares of restricted stock pursuant to the Omnibus Plan. These shares are subject to restrictions on transfer and a purchase option in favor of the Company in the event that Mr. Homeister is no longer an employee of the Company. These restrictions on transfer and the purchase option will be eliminated as to 25% of the shares on each of October 1, 2014, 2015, 2016 and 2017. In addition, Mr. Homeister was granted incentive stock options to purchase 200,000 shares of the Company’s common stock pursuant to the Omnibus Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in equal installments over a four year period beginning on the first anniversary date of the date of grant and expire 10 years from the date of the grant.

Following completion of the 2013 fiscal year, in February 2014, we granted Timothy C. Clayton incentive stock options in the amount of 55,000 shares of the Company’s common stock pursuant to the Omnibus Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in three equal annual installments beginning on the first anniversary date of the date of grant and expire 7 years from the date of the grant. Also in February 2014, Chris Homeister received incentive stock options in the amount of 50,000 shares of the Company’s common stock pursuant to the Omnibus Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in five equal annual installments beginning on the first anniversary date of the date of grant and expire 7 years from the date of the grant.

We have provided for the acceleration of vesting of equity awards granted to each of Messrs. Rucker, Clayton, Kinder, Randazzo, and Homeister in the event of a change of control of our Company. In the event of a change of control, if the individual is terminated without cause or is otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of any unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our stockholders by providing our executives an opportunity to benefit alongside our stockholders in a corporate transaction.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2013

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2013:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert A. Rucker	8/21/12	—	—	—	—	—	166,666(1)	3,011,655
Chris Homeister	10/1/13	—	200,000(2)	—	28.94	10/1/23	50,000(3)	903,500
Timothy Clayton	8/21/12	55,000	110,000(4)	55,000(5)	10.00	8/21/22	—	—
Joseph Kinder	8/21/12	82,500	165,000(4)	82,500(5)	10.00	8/21/22	—	—
Carl Randazzo	8/21/12	82,500	165,000(4)	82,500(5)	10.00	8/21/22	—	—

(1)	These shares of restricted stock will become unrestricted as 83,333 shares of common stock on each of December 31, 2014, and 2015.

(2)	These options become exercisable in four equal annual installments beginning on October 1, 2014.

(3)	These shares of restricted stock will become unrestricted in equal annual installments beginning on October 1, 2014.

(4)	These options become exercisable in four equal annual installments, the first of which occurred on August 21, 2013.

(5)

These options become exercisable in four equal annual installments, the first of which occurred on August 21, 2013, provided that the Company meets or exceeds certain annual stock price increase targets.

Option Exercises and Stock Vested for Fiscal 2013

None of the named executive officers exercised options during the fiscal year ended December 31, 2013. Mr. Rucker had 83,334 shares of restricted common stock vest in the fiscal year ended December 31, 2013, for an aggregate amount realized of $1,505,845.3.

Pension Benefits

The Company did not sponsor any defined benefit pension or other actuarial plan for its named executive officers during the year ended December 31, 2013.

Nonqualified Deferred Compensation

As discussed above in the section “— 2012 Omnibus Award Plan — Equity and Equity-Linked Incentives,” prior to the Business Combination, The Tile Shop maintained a Deferred Compensation Plan for its executive officers, with the exception of Mr. Rucker. At all times from January 1, 2009 until the termination of our Deferred Compensation Plan in connection with the consummation of the Business Combination, Messrs. Kinder and Randazzo each held 300,000 phantom equity units of The Tile Shop. Effective immediately prior to the consummation of the Business Combination, we terminated our Deferred Compensation Plan. We made a lump-sum cash payment to each former holder of phantom equity units, including Messrs. Kinder and Randazzo in the amount of $2,060,000 each, on August 20, 2013, in full satisfaction of all phantom equity units previously held by such individuals.

The following table sets forth certain information regarding nonqualified deferred compensation paid to and earned by the named executive officers as of December 31, 2013:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last FYE ($)
Robert A. Rucker	—	—	—	—	—
Chris Homeister	—	—	—	—
Timothy Clayton	—	—	—	—	—
Joseph Kinder	—	—	—	2,060,000	—
Carl Randazzo	—	—	—	2,060,000	—

(1)

Represents the amounts paid in lump sum to the identified participants on August 20, 2013, which amounts were based on change in value of the phantom equity units from January 1, 2012 through the effective date of the Business Combination, at which time the Deferred Compensation Plan was terminated.

Potential Payments Upon Termination or Change in Control

As discussed above in connection with each named executive officer’s offer letter agreement, each named executive officer may be eligible to receive severance benefits in the event that his employment is terminated by the Company without cause or by the named executive officer for good reason. Additionally, each named executive officer is entitled to full vesting of any outstanding equity awards in the event of a change of control, if the individual is terminated without cause or is otherwise constructively terminated prior to the first anniversary of the change of control.

The amounts payable to each of the named executive officers, assuming that each individual's employment had terminated on December 31, 2013, under each scenario, are as follows:

	Termination
Name	In Connection with a Change in Control ($)(1)	By Company Not for Cause ($)(2)	By NEO for Good Reason ($)(2)
Robert A. Rucker	2,347,686	506,027	506,027
Chris Homeister	4,340,193	153,013	153,013
Timothy Clayton	959,913	103,013	103,013
Joseph Kinder	1,388,363	103,013	103,013
Carl Randazzo	1,388,363	103,013	103,013

(1)

Represents lapse of the risks of forfeiture on all outstanding shares of restricted stock, in the case of Mr. Rucker, and full vesting of all outstanding options to purchase common stock, in the case of the other named executive officers.

(2)

Represents payments of one year of base salary and company-contributed health-insurance costs, in the case of Mr. Rucker, and six months of base salary and company-contributed health insurance costs, in the case of the other named executive officers, with the exception of Mr. Randazzo who does not participate in company-sponsored health insurance.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $100,000 and the chairperson of our Board receives an additional annual fee of $150,000, which annual period runs based on the anniversary date of the Business Combination. In fiscal year 2013, Mr. Kamin elected to received compensation in the form of one-half in cash, payable quarterly, and one-half in the form of restricted common stock granted pursuant to the Omnibus Plan upon the anniversary of consummation of the Business Combination. Messrs. Krasnow and Watts elected to receive compensation fully in the form of restricted common stock granted pursuant to the Omnibus Plan upon the anniversary of consummation of the Business Combination. The number of shares of our restricted common stock granted were equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on Nasdaq of our common stock over 30 trading days immediately preceding the date of grant. In 2013, Messrs. Kamin, Krasnow, and Watts received 1,779, 3,557, and 8,894 shares of restricted stock, respectively. The risks of forfeiture for the restricted stock grants will lapse in full on the second anniversary date of the Business Combination, contingent upon the applicable non-employee director’s continued service on our Board. If any restricted stock remains for which the risks of forfeiture have not lapsed at the time of a non-employee director’s termination of service on the Board, the Company has the option to purchase such shares of restricted stock at a price set forth in the agreements governing such restricted stock.

Each of Messrs. Jacullo and Suttin agreed to forego all compensation for their service as directors of our Company during the 2013 fiscal year. Messrs. Jacullo and Suttin will receive pro-rated director compensation in accordance with the above-described terms from January 1, 2014 through August 21, 2014 and intend to participate in the above-described director compensation program thereafter.

Director Compensation Table for Fiscal 2013

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Peter H. Kamin	25,000	46,094	71,094
Todd Krasnow	—	92,162	92,162
Peter J. Jacullo III	—	—	—
Adam L. Suttin	—	—	—
William E. Watts	—	230,444	230,444

(1)

The value of stock awards in this table represent the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 11 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2013 fiscal year, filed with the Securities and Exchange Commission on February 28, 2014.

(2)

The aggregate number of shares of restricted stock held by each of the directors listed in the table above as of December 31, 2013 was as follows: Mr. Kamin 11,779 shares, Mr. Krasnow 13,557 shares, and Mr. Watts 33,894 shares. These shares of restricted stock were granted to the directors on August 21, 2012 (fully vested) and upon the one-year anniversary date of the consummation of the Business Combination (risks of forfeiture will lapse in full on August 21, 2014).

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

TRANSACTIONS WITH RELATED PERSONS

We describe below transactions and series of similar transactions, occurring since the beginning of our 2012 fiscal year (as well as certain transactions occurring during The Tile Shop’s 2011 fiscal year), to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family (collectively, the “Related Persons”) had or will have a direct or indirect material interest.

Compensation arrangements with our named executive officers and directors are described elsewhere in this proxy statement. There are no family relationships among any of our directors or executive officers.

Business Combination

In August 2012, we consummated the Business Combination pursuant to the terms of that certain Contribution and Merger Agreement (the “Merger Agreement”), dated as of June 27, 2012, by and among JWC Acquisition Corp., an entity for which Adam Suttin and Mr. William Watts served as president and vice president, respectively, (“JWCAC”), on the one hand, and The Tile Shop, the members of The Tile Shop, including Todd Krasnow, various entities controlled by Peter Kamin, The Tile Shop, Inc. (controlled by Robert Rucker) and JWTS, Inc. (controlled by John Jacullo), (the “Members”), Nabron International Inc., a Bahamas corporation, a holder of greater than 5% of our outstanding common stock (“Nabron” and, together with the Members other than ILTS, LLC, the “Sellers”), the Company, Tile Shop Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Peter Jacullo, in his capacity as Sellers’ Representative, on the other hand. Pursuant to the Merger Agreement, (i) the Sellers contributed, directly or indirectly, all of the membership interests in The Tile Shop to the Company in exchange for an aggregate of approximately $75,000,000 in cash, promissory notes in an aggregate principal amount of approximately $70,000,000 (the “Promissory Notes”), and 32,000,000 shares of common stock of the Company and (ii) each share of common stock of JWCAC was exchanged for one share of the Company’s common stock. In connection with the Business Combination, we acquired all of the outstanding equity securities of The Tile Shop and JWCAC. Prior to the consummation of the Business Combination, JWCAC redeemed 5,500,000 shares of its outstanding common stock from its stockholders who purchased shares in JWCAC’s initial public offering.

The consideration received, directly or indirectly, by each of the Related Persons in connection with the Business Combination is set forth below:

Related Person	Cash Consideration	Promissory Notes	Shares of Common Stock
Nabron International, Inc.	$37,732,065	$37,479,696	17,445,432
The Tile Shop, Inc. (entity controlled by Mr. Rucker)	$23,792,481	$18,887,729	8,313,792
JWTS, Inc. (entity controlled by Mr. Jacullo)	$11,843,840	$11,764,632	5,476,003
Peter H. Kamin Revocable Trust dated February 2003 (entity controlled by Mr. Kamin)	$584,101	$580,194	270,059
Peter H. Kamin Childrens Trust dated March 2007 (entity controlled by Mr. Kamin)	$350,460	$348,116	162,035
3K Limited Partnership (entity controlled by Mr. Kamin)	$233,639	$232,077	108,023
Peter H. Kamin GST Trust (entity controlled by Mr. Kamin)	$65,239	$73,984	35,361
Todd Krasnow	$298,878	$306,060	143,384

The Promissory Notes had a three year term, subject to pre-payment at any time without penalty, and bore interest at a rate of 4% per annum, payable quarterly. The largest aggregate outstanding principal amount under these Promissory Notes since the beginning of 2011 was $69,771,111, as of the consummation of the Business Combination. On October 3, 2012, we paid the entire outstanding principal balance of the Promissory Notes together with all accrued interest thereon, in an aggregate amount of $70,099,895, which consisted of $69,771,111 of principal and $328,784 of accrued interest thereon, in full satisfaction of our obligations pursuant to the Promissory Notes.

In connection with the consummation of the Business Combination, JWC Acquisition LLC (the “Sponsor”), an affiliate of JWCAC, distributed 208,734 shares of common stock to Mr. Suttin, 39,284 shares of common stock to an trust affiliated with Mr. Suttin, and 151,123 shares of common stock to Mr. Watts.

Nabron Loan

In August 2012, prior to the consummation of the Business Combination, we issued a $5,500,000 variable term promissory note to Nabron, which bore interest at a rate of 4% per annum and was subject to pre-payment at any time without penalty. The largest aggregate outstanding principal amount under this promissory note since the beginning of 2012 was $5,500,000, as of the date of issuance. On September 28, 2012, we paid the entire outstanding principal balance of this promissory note together with all accrued interest thereon, in an aggregate amount of $5,520,777, which consisted of $5,500,000 of principal and $20,777 of accrued interest thereon, in full satisfaction of our obligations pursuant to this promissory note.

Private Placement

In August 2012, in connection with the consummation of the Business Combination, we issued and sold an aggregate of 1,500,000 shares of our common stock to a total of nine accredited investors at a purchase price of $10.00 per share, generating total gross proceeds of $15.0 million (the “Private Placement”), including 1,080,000 shares of common stock issued to John W. Childs, a former holder of greater than 5% of our outstanding common stock, 110,000 shares of common stock issued to Mr. Suttin, and 100,000 shares of common stock issued to Mr. Watts.

Registration Rights

In connection with the Business Combination, the Sellers, the members of the Sponsor, including, but not limited to, Adam Suttin, William Watts and John W. Childs (the “Sponsor” and the “Sponsor Members”) and the Company entered into a registration rights agreement under which the Sellers and the Sponsor Members hold registration rights with respect to their shares of our common stock. The holders of a majority in interest of our common stock held by the Sellers are entitled to require us, on up to four occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination. The holders of a majority in interest of our common stock held by the Sponsor Members are entitled to require us, on up to two occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination, any shares issued to the Sponsor Members pursuant to the exercise of the warrant held by them where such shares of common stock are not otherwise registered under the Securities Act, and the shares issued in connection with the Private Placement. The securities that may be registered pursuant to the registration rights agreement are referred to as registrable securities. Demand registration may be made pursuant to the registration rights agreement so long as the estimated market value of the shares of common stock to be registered is at least $10,000,000. The majority in interest of each of the Sellers and the Sponsor Members may elect to exercise these registration rights at any time. In addition, these stockholders will have certain “piggyback” registration rights on other registration statements that we may file. We will bear the expenses incurred in connection with the filing of any such registration statements.

On May 24, 2013, we filed a Registration Statement on Form S-1 for an underwritten secondary offering, referred to herein as the May 2013 public offering. The parties to the registration rights agreement waived the application of the registration rights agreement to the May 2013 public offering and consented to the filing of the registration statement therefor.

Lock-Up Agreements

At the time of the Business Combination, the Sellers and the Sponsor Members entered into lock-up agreements pursuant to which they agreed not to sell any of their shares of our common stock issued in connection with or prior to the Business Combination for certain periods. In addition, we, our officers and directors, and the selling stockholders in our December 2012 public offering signed additional lock-up agreements under which we and they agreed not to dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock for certain periods. On March 12, 2013, the early release provisions of these lock-up agreements were triggered.

In connection with our May 2013 public offering, we, our officers and directors, and the selling stockholders agreed that we and they would not, without the prior written consent of Citigroup Global Markets Inc. and Robert W. Baird & Co. Incorporated, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, with the exception of the Post-offering Nabron Stock Purchase. For us, Nabron, Noble Resources Limited, Peter J. Jacullo III, JWTS, Inc., and TS, Inc. the period was 150 days from May 24, 2013, and for the remaining officers, directors and selling stockholders the period was 60 days from May 24, 2013. Citigroup Global Markets Inc. and Robert W. Baird & Co. Incorporated in their sole discretion could release any of the securities subject to the lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the applicable restricted period, we issued an earnings release or material news or a material event relating to our company occurred; or (ii) prior to the expiration of the applicable restricted period, we announced that we would release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the restrictions described above would continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. These lock-up agreements are also expired. As a result, the Sellers, the Sponsor Members, our directors, officers and the selling stockholders in our December 2012 and May 2013 public offerings may sell their shares at any time, subject to compliance with applicable securities laws.

Warrant Agreements

In connection with the Business Combination, the Sellers and an affiliate of the Sponsor entered into an agreement pursuant to which the Sellers or their assignees purchased from such affiliate an aggregate of 4,466,885 warrants, for an aggregate purchase price of $3,419,327. These warrants were among those sold in connection with JWCAC’s initial public offering (collectively, the “Public Warrants”) and were acquired by the affiliate following JWCAC’s initial public offering for an aggregate purchase price of $3,419,327. These Public Warrants were all exercised in March and April 2013.

In connection with the Business Combination, we entered into an agreement with the Sponsor and the Sponsor Members under which (i) the Sponsor Members waived their rights and the rights of their permitted transferees to exercise warrants to purchase an aggregate of 5,333,333 shares of common stock, which were issued in a private placement, (the “Sponsor Warrants”) for cash and agreed that such Sponsor Warrants may only be exercised on a cashless basis. These Sponsor Warrants were all exercised in March and April 2013.

In connection with the Business Combination, we entered into a letter agreement with The Tile Shop, Inc., a Minnesota corporation (“TS, Inc.”) and an entity controlled by Mr. Rucker, pursuant to which TS, Inc. and its affiliates agreed (i) to exercise Public Warrants only on a cashless exercise basis and (ii) that the maximum number of shares of our common stock issuable upon exercise of Public Warrants is the lesser of (A) 434,968 shares of common stock or (B) the number of shares of common stock that may be issued without Mr. Rucker’s beneficial ownership of shares of our common stock exceeding 20 percent. These warrants were all exercised prior to December 31, 2013.

Pre-Business Combination Related Person Transactions

In June 2011, TS, Inc., a holder of 5% of the membership interests of The Tile Shop prior to the Business Combination and an entity controlled by Mr. Rucker, sold (i) an aggregate of 1,710,000 Common Units of The Tile Shop to ILTS, LLC, a Delaware limited liability company (“ILTS”), a holder of 5% of the membership interests in The Tile Shop prior to the Business Combination and an entity of which Mr. Jacullo was a manager and (ii) an aggregate of 290,000 Common Units of The Tile Shop to three trusts that are now stockholders of JWTS, Inc., a Delaware corporation (“JWTS”), a holder of 5% of the membership interests in The Tile Shop and an entity controlled by Mr. Jacullo, in each case for $4.4434 per unit. The Common Units purchased by the three trusts were contributed to JWTS and were contributed to the Company in connection with the Business Combination in exchange for the cash, Promissory Notes and shares described above, under the subheading “Business Combination.” Immediately prior to the consummation of the Business Combination, TS Inc. sold an additional 1,710,000 and 290,000 Common Units of The Tile Shop to ILTS and JWTS, respectively, for $4.7583 per unit. In connection with these transactions, The Tile Shop released a security interest in the Common Units that were the subject of these sales.

In January 2012, TS, Inc., ILTS and JWTS sold (i) an aggregate of 129,333 Common Units of The Tile Shop to Mr. Krasnow, (ii) an aggregate of 646,667 Common Units of The Tile Shop to the Peter H. Kamin Revocable Trust dated February 2003, the Peter H. Kamin Childrens Trust dated March 2007, and 3K Limited Partnership, entities of which Mr. Kamin is trustee or general partner, as applicable, (iii) an aggregate of 25,867 Common Units of The Tile Shop to Family Office Investors LLC, an entity in which Mark Riser, a member of the board of managers of The Tile Shop prior to the consummation of the Business Combination, is the sole member, and (iv) an aggregate of 19,400 Common Units of The Tile Shop to a third party, in each case for $7.732 per unit. In connection with these transactions, The Tile Shop made certain representations and warranties.

On each of December 31, 2011 and June 21, 2012, The Tile Shop made a $300,000 payment to TS, Inc. in connection with the final redemption of an aggregate of 3,000,000 special cash distribution units of The Tile Shop issued to TS, Inc., which were fully redeemed by The Tile Shop and no longer outstanding as of June 21, 2012. In lieu of paying such amounts to TS, Inc. in cash, The Tile Shop reduced the outstanding amount under a promissory note, dated December 30, 2002, made by TS, Inc. and payable to The Tile Shop. The original principal amount of this promissory note was $13,241,800 with simple interest accruing at a rate of five percent per annum on any unpaid balance. The largest aggregate outstanding principal amount under this promissory note since the beginning of 2011 was $1,468,291.75, as of January 1, 2011. On June 21, 2012, TS, Inc. made a final payment to The Tile Shop of $919,444.22 in full satisfaction of all obligations pursuant to this promissory note. Taken together, the aggregate payment of $1,519,444.22 made by TS, Inc. pursuant to this promissory note since the beginning of 2011 fiscal year consisted of a payment of $1,468,291.75 of principal and $51,152.47 of accrued interest.

Fiscal Year 2013 Transactions

In March 2013, we purchased 357,464 outstanding warrants from Adam Suttin and 324,969 outstanding warrants from William Watts at a purchase price of $8.41 per warrant. Since Messrs. Suttin and Watts are members of our Board, the independent directors considered and approved the transactions on terms which reflected a purchase price based on the public market price of the warrants.

In March 2013, Mr. Suttin exercised 357,464 warrants on a cashless basis, pursuant to which 230,301 shares were withheld to satisfy the exercise price and 127,166 shares were issued. In March 2013 Mr. Watts exercised 324,969 warrants on a cashless basis, pursuant to which 209,364 shares were withheld to satisfy the exercise price and 115,605 shares were issued. The terms of exercise were as provided in the warrant agreements, which were consistent with terms in warrants held by non-directors of the Company.

On May 24, 2013, we entered into a Stock Purchase Agreement with Nabron, whereby we agreed to repurchase a number of shares of our common stock having an aggregate value of $46.0 million at a price per share equal to the public offering price for our May 2013 public offering less the underwriters discount for our May 2013 public offering. We refer to this agreement to repurchase as the “Post-offering Nabron Stock Purchase.” The closing of the Post-offering Nabron Stock Purchase was conditioned upon the completion of the May 2013 public offering. The closing of the May 2013 public offering was not conditioned upon the completion of the Post-offering Nabron Stock Purchase. We funded the purchase price for the Post-offering Nabron Stock Purchase with the proceeds from the warrant exercise as described above.

Additional Relationships

During the 2011, 2012 and 2013 fiscal years, The Tile Shop and the Company utilized the services of Beijing Pingxiu (“BP”), a licensed Chinese export trading company that was acquired in late 2011 by Fumitake Nishi, who is a former Company employee and the brother-in-law of Robert Rucker, our CEO. Prior to Mr. Nishi's acquisition of BP, the entity was jointly owned by Zhang Jian, who is related through marriage to Mr. Rucker’s wife, and Zhang Jian’s son, who is Mr. Rucker’s nephew. The role of a licensed Chinese export trading company is to coordinate the export process on behalf of Chinese vendors, which includes processing export paperwork, managing registration of exports with the Chinese government, invoicing and receiving payments from the purchaser, and processing payments to sellers. The total amount of payments processed by and through BP during the years ended December 31, 2011, 2012 and 2013 was $6.3 million, $12.5 million and $16.9 million, respectively. BP primarily processed export transactions on an agency basis on behalf of Company vendors. During the 2011, 2012 and 2013 fiscal years, the aggregate value of transactions processed by BP on an agency basis was $6.2 million, $9.5 million and $9.5 million, respectively. For a portion of transactions, BP processed the transaction by acquiring title to the product and reselling the product to the Company. The aggregate value of transactions processed by BP on a reseller basis was $0.1 million, $3.0 million and $7.4 million, respectively, during the 2011, 2012 and 2013 fiscal years. As of December 1, 2013, we discontinued our business relationship with BP.

During the 2011, 2012 and 2013 fiscal years, The Tile Shop and the Company purchased a portion of stone accessory products from a Chinese entity, Nanyang Helin Stone Co. Ltd. (“Nanyang”), which is majority-owned by Mr. Nishi. Total amounts paid by The Tile Shop and the Company to Nanyang during the years ended December 31, 2011, 2012 and 2013 were $1.7 million, $2.1 million and $2.8, respectively. We have determined that the prices paid for products purchased from Nanyang were consistent with what we paid other unrelated vendors for the same or similar products.

During the 2011, 2012 and 2013 fiscal years, Mr. Nishi was employed by us as a purchasing supervisor. For his services, Mr. Nishi was paid aggregate W-2 wages of $95,000 in each of 2011 and 2012 and $107,500 in 2013, and in each year received the standard benefits provided to other non-executive Company employees. Consistent with the compensation provided to other non-executive Company employees, on August 21, 2012, Mr. Nishi received an option to purchase 35,000 options of Company common stock with an exercise price equal to the fair market value of the common stock on the date of grant. As of January 1, 2014, Mr. Nishi is no longer employed by the Company and has forfeited all options, none of which were exercised.

The Audit Committee conducted an investigation with regard to Mr. Nishi’s activities which included a review of our past transactions with BP and uncovered Mr. Nishi’s interest in Nanyang, resulting in its review of our past transactions with Nanyang as well. The Audit Committee investigation found no evidence that the Company had underpaid or overpaid vendors on account of the BP relationship. The Audit Committee investigation also reviewed the cost of products the Company purchased from Nanyang and concluded that the cost of such products was consistent with the prices the Company paid other vendors for the same or similar SKUs. Mr. Nishi’s undisclosed activities with regard to BP and Nanyang violated Company policies and therefore the Company has terminated its business relationship with BP and Mr. Nishi’s employment has been terminated. Subject to the condition that Mr. Nishi’s ownership interest be transferred to a party or parties unrelated to the Company and that Mr. Nishi be removed and barred from holding any officer or director position of Nanyang, the Company has approved ongoing business with Nanyang for the 2014 fiscal year.

We are also aware that Mr. Nishi is a director of, and through BP a 10% owner of, Best Cheer Construction Materials (Shanghai) Co. Ltd, a Chinese company which was formed in September 2013 (“Best Cheer Construction”).  Neither the Tile Shop nor the Company has purchased any product from Best Cheer Construction.  The Company does purchase product from Best Cheer Stone Group LTD (“Best Cheer Stone”), which we understand is a 10% owner of Best Cheer Construction (we also understand an entity known as Best Cheer Development Limited, which may be related to Best Cheer Stone, owns approximately 50% of Best Cheer Construction).  The Tile Shop and the Company purchased approximately $0, $0.4 million and $1.1 million of product from Best Cheer Stone during the 2011, 2012 and 2013 fiscal years, respectively. Subject to the condition that Mr. Nishi’s ownership interest in Best Cheer Construction be transferred to a party or parties unrelated to Mr. Nishi and that Mr. Nishi be removed and barred from holding any officer or director position of Best Cheer Stone, Best Cheer Construction or any related company, the Company has approved ongoing business with Best Cheer Stone for the 2014 fiscal year.

From time to time, the Company may employ related persons and other family members of its officers and directors. Consistent with the policy described below, all such employment arrangements involving amounts exceeding $50,000 are reviewed by our Audit Committee.

Policies and Procedures for Related Person Transactions

  Effective upon consummation of the Business Combination, our board of directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our audit committee and will covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related rules. Our board of directors determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Each director, director nominee and executive officer of will present to our audit committee each proposed related person transaction to which such director, director nominee or executive officer is a party, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Related party transactions do not include: (i) the payment of compensation by the company to an executive officer or director of the company ; (ii) indebtedness due from a related person for transactions in the ordinary course of business; (iii) a transaction in which the interest of the related person arises solely from ownership of a class of securities of the Company where all holders of that class of securities receive the same benefit, on a pro-rata basis, from the transaction; or (iv) a transaction in which the rates or charges involved are determined by competitive bids. Additionally, certain types of transactions have been pre-approved by our audit committee under the policy as not involving a material interest. These pre-approved transactions include transactions in the ordinary course of business where the related party’s interest arises only: (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 30, 2014, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common stock subject to options and warrants currently exercisable or exercisable within 60 days of May 30, 2014 are deemed to be outstanding for computing the percentage ownership of the person holding these options and/or warrants and the percentage ownership of any group in which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership based on 51,241,127 shares of our common stock outstanding on May 30, 2014.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota, 55441.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Nabron International, Inc.(1)	10,560,616	20.6%
The Tile Shop, Inc.(2)	6,274,250	12.2
JWTS, Inc.(3)	4,441,731	8.7
Tremblant Capital Group(4)	4,203,817	8.2
T. Rowe Price Associates, Inc. (5)	4,131,911	8.1
Executive Officers and Directors:
Robert A. Rucker(2)(6)	6,524,250	12.7
Timothy C. Clayton(7)	55,000	*
Joseph Kinder(8)	82,500	*
Carl Randazzo(9)	82,500	*
Chris Homeister(10)	50,000	*
Peter J. Jacullo III(3) (11)	4,496,350	8.8
Peter H. Kamin(12)	668,657	1.3
Todd Krasnow(13)	171,686	*
Adam L. Suttin(14)	437,178	*
William E. Watts	279,814	*

All Executive Officers and Directors as a Group (11 persons)	12,876,435	25.1%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

Based upon a Schedule 13D/A filed with the SEC on June 18, 2013 by Nabron International, Inc., a Bahamas company (“Nabron”), Raymond Long Sing Tang (“Tang”), Lars Soren Sorensen (“Sorensen”), and Louise Mary Garbarino (“Garbarino”). Tang, Sorensen, and Garbarino are directors of Nabron and may be deemed to have shared voting and investment power over the securities held by Nabron. The business address of Nabron is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC98000 Monaco.

(2)

Based upon a Schedule 13D/A filed with the SEC on June 13, 2013 by The Tile Shop, Inc., a Minnesota corporation (“TS, Inc.”) and Robert A. Rucker (“Rucker”). Rucker is the sole director of TS, Inc. and may be deemed to have sole voting and investment power over the securities held by TS, Inc.

(3)

Based upon a Schedule 13D/A filed with the SEC on June 13, 2013 by JWTS, Inc., a Delaware corporation (“JWTS”) and Peter J. Jacullo III (“Jacullo”). Jacullo is the sole director of JWTS and may be deemed to have sole voting and investment power over the securities held by JWTS. The business address of JWTS is c/o Peter J. Jacullo III 61 High Ridge Avenue, Ridgefield, Connecticut 06877.

(4)	Based upon a schedule 13G filed with the SEC on February 14, 2014 by Tremblant Capital Group (“Tremblant”). The business address of Tremblant is 767 Fifth Ave, New York, New York, 10153.

(5)	Based upon Schedule 13G filed with the SEC on February 13, 2014 by T. Rowe Price Associates (“T. Rowe Price”). The business address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Includes 166,667 shares of restricted common stock held by Mr. Rucker that are subject to a repurchase option held by the Company.

(7)	Represents options to purchase 55,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 30, 2014.

(8)	Represents options to purchase 82,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 30, 2014.

(9)	Represents options to purchase 82,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 30, 2014.

(10)	Includes 50,000 shares of restricted common stock held by Mr. Homeister that are subject to a repurchase option held by the Company.

(11)

Includes 3,832 shares of restricted common stock held by Mr. Jacullo that are subject to a repurchase option held by the Company and 551 shares of common stock held by Mr. Jacullo’s son. Mr. Jacullo disclaims beneficial ownership of the shares of common stock held by his son, except to the extent of his pecuniary interest therein.

(12)

Includes 1,779 shares of restricted common stock held by Mr. Kamin that are subject to a repurchase option held by the Company and 269,059 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003 (“2003 Trust”), 183,335 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997 (“1997 Trust”), 35,361 shares of common stock held by the Peter H. Kamin GST Trust (“GST”), 135,723 shares of common stock held by 3K Limited Partnership (“3K” and, together with Kamin, 2003 Trust, 1997 Trust, GST, and 3K, the “Kamin Entities”), and 100 shares of common stock held by Kamin’s son. Kamin is the sole trustee of the 2003 Trust, the sole trustee of the 1997 Trust, a trustee of GST, and sole general partner of 3K and may be deemed to have sole voting and investment power over the securities held by these entities. Kamin disclaims beneficial ownership of the shares of common stock held by his son, except to the extent of his pecuniary interest therein.

(13)

Includes 3,557 shares of restricted common stock held by Mr. Krasnow that are subject to a repurchase option held by the Company and 100 shares of common stock held by Todd Krasnow’s spouse. Mr. Krasnow disclaims beneficial ownership of the shares of common stock held by his spouse, except to the extent of his pecuniary interest therein.

(14)

Includes 3,832 shares of restricted common stock held by Mr. Suttin that are subject to a repurchase option held by the Company and 33,689 shares of common stock held by the Adam L. Suttin Irrevocable Family Trust. Mr. Suttin’s spouse is the trustee of the trust and Mr. Suttin disclaims beneficial ownership of the shares of common stock held by the trust, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2013, except that one sale transaction by Nabron International, Inc. was not reported on a timely-filed Form 4, but such transaction was subsequently reported on a timely-filed Form 5.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 14000 CARLSON PARKWAY, PLYMOUTH, MINNESOTA 55441.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Robert A. Rucker
Chief Executive Officer, President and Director

Plymouth, Minnesota
June 12, 2014

TILE SHOP HOLDINGS, INC.
14000 CARLSON PARKWAY
PLYMOUTH, MN 55441

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Peter H. Kamin 02 Todd Krasnow

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3 To approve, on a non-binding advisory basis, named executive officer compensation.	☐	☐	☐

NOTE: Proposal 1 is to elect Class II directors to hold office until the 2017 Annual Meeting of Stockholders. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000215988_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

TILE SHOP HOLDINGS, INC.
Annual Meeting of Stockholders
July 22, 2014 10:00 AM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert A. Rucker and Adam L. Suttin, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Tile Shop Holdings, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Central Time) on July 22, 2014, and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000215988_2 R1.0.0.51160

Continued and to be signed on reverse side